UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2095071 (IRS Employer Identification No.)

2900 Semiconductor Drive

P.O. Box 58090

Santa Clara, California 95052-8090

(Address of Principal Executive Offices including Zip Code)

NATIONAL SEMICONDUCTOR CORPORATION 2009 INCENTIVE AWARD PLAN

(Full title of the plan)

Todd M. DuChene

Senior Vice President, General Counsel and Secretary

NATIONAL SEMICONDUCTOR CORPORATION

2900 Semiconductor Drive, P.O. Box 58090

Santa Clara, CA 95052-8090

(408) 721-5000

(Name and address, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.50 par value	16,000,000	$13.26	$212,160,000	$11,838.53

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2009 Incentive Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933 for the shares registered hereunder (based on the average of the high ($13.51) and low ($13.00) prices for the Registrant’s Common Stock, as reported on the New York Stock Exchange on October 2, 2009).

SV\688455.2

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which were filed with the Securities and Exchange Commission, are incorporated herein by reference:

(a)

The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 30, 2009 filed October 6, 2009 and the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009 filed July 29, 2009, including all material incorporated by reference therein;

(b)	The Registrant’s Current Reports on Form 8-K filed September 10, 2009 (only with respect to Item 8.01) and October 1, 2009; and

(c)

The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed September 8, 1970, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Todd DuChene is Senior Vice President, General Counsel and Secretary of the Registrant. Mr. DuChene holds stock options issued under the Registrant’s existing stock plans. Mr. DuChene may also receive equity awards from time to time under the Registrant’s 2009 Incentive Award Plan.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of the Registrant’s Second Restated Certificate of Incorporation (the

SV\688455.2

“Certificate”) provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except as provided in Section 102 of the DGCL.

Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 of the DGCL further provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnification.

Article Thirteenth of the Registrant’s Certificate provides that the Registrant shall to the extent permitted by law indemnify any person for all liabilities incurred by or imposed upon him as a result of any action or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he shall be involved by reason of the fact that he is or was serving as a director, officer or employee of the Registrant or that, at the request of the Registrant, he is or was serving another corporation or enterprise in any capacity. Article VIII of the Registrant’s By-Laws provides for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in that capacity for another corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided that if an action or suit is brought by or in the right of the Registrant, then no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless, and only to the extent, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Registrant has purchased and maintains at its expense, on behalf of directors and officers, insurance, within certain limits, covering liabilities that may be incurred by them in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration

SV\688455.2

Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SV\688455.2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 6th day of October, 2009.

NATIONAL SEMICONDUCTOR CORPORATION

/S/ LEWIS CHEW
Lewis Chew
Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Brian L. Halla, Donald Macleod, Lewis Chew and Todd DuChene, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on the 6th day of October, 2009.

/S/ BRIAN L. HALLA Brian L. Halla	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/S/ LEWIS CHEW Lewis Chew	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)
/S/ JAMIE E. SAMATH Jamie E. Samath	Corporate Controller (Principal Accounting Officer)
/S/ STEVEN R. APPLETON Steven R. Appleton	Director
/S/ GARY P. ARNOLD Gary P. Arnold	Director
/S/ RICHARD J. DANZIG Richard J. Danzig	Director
/S/ JOHN T. DICKSON John T. Dickson	Director
/S/ ROBERT J. FRANKENBERG Robert J. Frankenberg	Director
/S/ MODESTO A. MAIDIQUE Modesto A. Maidique	Director
/S/ EDWARD R. McCRACKEN Edward R. McCracken	Director
/S/ RODERICK C. McGEARY Roderick C. McGeary	Director

SV\688455.2

INDEX TO EXHIBITS

EXHIBIT

4.1

Second Restated Certificate of Incorporation of the Registrant, as amended (filed as an exhibit to the Registrant’s Registration Statement on Form S-3, Registration No. 33-52775, which became effective March 22, 1994, and incorporated herein by reference); Certificate of Amendment of Certificate of Incorporation dated September 30, 1994 (filed as an exhibit to the Registrant’s Registration Statement on Form S-8, Registration No. 333-09957, which became effective August 12, 1996, and incorporated herein by reference); Certificate of Amendment of Certificate of Incorporation dated September 22, 2000 (filed as an exhibit to the Registrant’s Registration Statement on Form S-8, Registration No. 333-48424, which became effective October 23, 2000, and incorporated herein by reference).

4.2

By-Laws of the Registrant, as amended and restated effective January 28, 2009 (filed as an exhibit to the Registrant’s Form 8-K dated January 28, 2009, SEC File No. 001-06453, and incorporated herein by reference).

4.1

Form of Common Stock Certificate (filed as an exhibit to the Registrant’s Registration Statement on Form S-3, Registration No. 33-48935, which became effective October 5, 1992, and incorporated herein by reference).

5.1	Opinion and Consent of Todd DuChene, Senior Vice President, General Counsel and Secretary of the Registrant.

10.1

National Semiconductor 2009 Incentive Award Plan (filed as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 11, 2009, SEC File No. 001-06453, and incorporated herein by reference).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (see signature page to this Registration Statement on Form S-8).

SV\688455.2

Exhibit 5.1

October 6, 2009

National Semiconductor Corporation

2900 Semiconductor Drive

P.O. Box 58090

Santa Clara, California 95052-8090

Re:	Registration of Securities of National Semiconductor Corporation

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of National Semiconductor Corporation, a Delaware corporation (the “Company”), and have served as the Company’s General Counsel in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to 16,000,000 shares of the Company’s common stock, $0.50 par value per share (the “Shares”) to be issued or delivered pursuant to the National Semiconductor Corporation 2009 Incentive Award Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, I have reviewed and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth below including (1) the Registration Statement, (2) the Certificate of Incorporation and By-Laws of the Company, each as amended, and (3) resolutions of the Board of Directors of the Company relating to the issuance of shares of common stock pursuant to the Plan and the filing of the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that when the Shares are issued and sold (and the consideration therefor received) under the Plan, and in accordance with the Registration Statement, such Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not concede being an expert within the meaning of the Securities Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Securities Act.

This opinion letter is rendered as of the date first written above, and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the Shares.

Very truly yours,

/S/ Todd M. Duchene
Todd M. DuChene Senior Vice President, General Counsel and Secretary National Semiconductor Corporation

SV\688455.2

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Semiconductor Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of National Semiconductor Corporation of our reports dated July 29, 2009, with respect to the consolidated balance sheets of National Semiconductor Corporation and subsidiaries (the Company) as of May 31, 2009 and May 25, 2008, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of May 31, 2009, which reports appear in the 2009 Annual Report on Form 10-K of National Semiconductor Corporation.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, for financial assets and liabilities at the beginning of fiscal year 2009 and the Company’s adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), with respect to the recognition of the funded status at the end of fiscal year 2007 and with respect to the measurement date in fiscal year 2009. Our report on the consolidated financial statements also refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of Financial Accounting Standards Board Statement No. 109, at the beginning of fiscal year 2008 and the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, applying the modified prospective method at the beginning of fiscal year 2007.

/S/ KPMG LLP

Mountain View, California

October 6, 2009

3

SV\688455.2